Exhibit 99.1

GulfMark Offshore Announces

Fourth Quarter and Full Year 2013 Operating Results

HOUSTON, February 24, 2014 — GulfMark Offshore, Inc. (NYSE: GLF) today announced its results of operations for the three- and twelve-month periods ended December 31, 2013. For the three months ended December 31, 2013, consolidated revenue was $124.6 million, and net income was $25.6 million, or $0.97 per diluted share. For the twelve months ended December 31, 2013, consolidated revenue was $454.6 million and net income was $70.6 million, or $2.70 per diluted share.

Quintin Kneen, President and CEO, commented, “In 2013 we saw strong and continuously improving utilization and day rates, we exited the year with our highest fourth-quarter revenue ever, and we expect full-year 2014 average day rates and utilization to be even better than what we experienced in 2013.  Consolidated annual revenue increased 17% in 2013 and we expect revenue will increase another 15% to 22% in 2014, to be in the range of $525 to $555 million for the year, including first-quarter revenue of between $118 million and $123 million.

“The Americas region was exceptionally strong during 2013, with average utilization for the year surpassing 90% for the first time since 2008. This strength was primarily driven by high levels of drilling activity in the U.S. Gulf of Mexico. Although we are currently seeing indications of temporary softness as vessel deliveries precede new rig additions, we expect this strength to resume during the second half of the coming year, as the number of floating rigs operating in the area is expected to increase by as much as one-third from the current count. In addition, we continue to make improvements in our operational efficiency in Brazil that will allow us to improve profitability in that area. Mexico continues to deliver a strong return on investment for us, and we believe it will be an area of growth over the next couple of years as we are encouraged by the potential impact that recent reform will have on offshore drilling activity.

“The North Sea continued to be a strong market with our utilization also surpassing 90% for the year. We experienced the annual seasonal slowdown during the fourth quarter and likewise thus far in 2014, although we continue to expect strong second and third quarters. Current indications point to a meaningful increase in drilling activity for the 2014 season. We believe the drilling fleet will increase by more than 20% during 2014 in this region, and this type of work requires support in continually more challenging and remote areas. We continue to grow in this region, and earlier this month we purchased a U.K.-based 250 Class, 2012-built PSV and took delivery of our second Arctic-class vessel in Norway.

“We continue to earn high returns on our Southeast Asia fleet. Day rates remained steady, and our quarterly utilization increased again for the third consecutive quarter, surpassing 90% for the first time since 2010. Long-term fundamentals continue to improve, and we expect this strength to remain steady during 2014 as the Southeast Asia market continues to increase offshore drilling activity.

GulfMark Offshore, Inc.

Press Release

February 24, 2014

“During the fourth quarter, we took delivery of the fifth vessel in our 11-vessel new-build program. All five vessels delivered in 2013 were delivered into the North Sea market. As previously mentioned, we took delivery of our sixth new-build, an Arctic-class vessel in Norway, earlier this month. Our next vessel deliveries will be later in the first quarter of 2014, when we will take delivery of the second of our 250 Class PSVs for the U.K. market and the first U.S.-built 280 Class PSV in our new-build program.

“We will continue our second vessel stretch program, the 260 Class stretch program in the U.S. Gulf of Mexico. We have completed two vessels in that program, and those vessels went to work immediately. We are currently stretching two more vessels, and four others are scheduled during 2014.

“Subsequent to the quarter, we completed the purchase of a 2012-built 250 Class DP2 PSV. This vessel is operating in the U.K. sector of the North Sea market. In addition to the five remaining vessels under construction and our successful vessel stretch program, we continue to search for well-appointed, well-constructed, secondary market vessels at good prices, and likewise to dispose of older, non-core vessels when the market presents us with solid opportunities to do so. You may recall that we sold three vessels in the third quarter of 2013. We did not find any disposal opportunities in the fourth quarter, but continue to focus on one-off vessel acquisitions and disposals that enhance the overall strength of our fleet.

“We are very excited about what we believe 2014 holds for GulfMark, and we will continue to make operational improvements and fleet investments that create long-term value for our stockholders, promote superior customer service for our customers, and provide a safe and rewarding environment for our employees.”

Consolidated Fourth-Quarter Results

Consolidated revenue for the fourth quarter of 2013 was $124.6 million, an increase of 2%, or $2.8 million, from the third quarter of 2013. The sequential increase in quarterly revenue was largely the result of the increase in overall utilization, from 90% in the third quarter to 92% in the fourth quarter, combined with the impacts from the deliveries of the new-build vessels. This was partially offset by a 3% decrease in the average day rate. Consolidated operating income was $34.1 million, down $6.3 million from the third-quarter amount. The sequential decrease was due mainly to higher drydock expense and lower gain on asset sales, partially offset by the increase in revenue.

Regional Results for the Fourth Quarter

In the North Sea region, fourth-quarter revenue was $49.9 million, down $1.2 million, or 2%, from the third quarter. As is typical in the fourth quarter, the decrease in revenue was due principally to lower utilization, which decreased from 92% in the third quarter to 90% in the fourth quarter. The average day rate for the North Sea region was seasonally down 9% from the third quarter.

GulfMark Offshore, Inc.

Press Release

February 24, 2014

Revenue in the Southeast Asia region was $19.6 million, an increase of approximately $0.8 million, or 4%, from the third-quarter amount. The increase in revenue was due to a 3 percentage point increase in utilization and a 1% increase in the average day rate. These increases reflect continued, steady market improvements in the region. We expect steady, incremental improvement over the coming quarters in Southeast Asia.

Fourth quarter-revenue for the Americas region was $55.1 million, an increase of $3.2 million or 6%. The average day rate increased 3% from the prior quarter and utilization increased 6 percentage points. During the quarter we had 49 fewer drydock days, which was the main driver for the utilization increase.

Consolidated Operating Expenses for the Fourth Quarter

Direct operating expenses for the fourth quarter were $55.7 million, an increase of $0.5 million, or 1%, from the third quarter due mainly to the effects of the new vessel deliveries in the North Sea. Drydock expense in the fourth quarter was $3.9 million and full-year drydock expense was $24.1 million, up $1.1 million from our previous guidance, due mainly to higher average drydock costs. General and administrative expense was $13.3 million for the fourth quarter, in line with our anticipated 2013 quarterly run rate.

Results of Operations for the Year

Consolidated revenue for the year ended December 31, 2013, was $454.6 million, an increase of $65.4 million, or 17%, from the prior year. Consolidated operating income for the year was $100.5 million, an increase of $49.5 million, or 97%, from the prior year. Earnings per diluted share for the year were $2.70.

Liquidity and Capital Commitments

Cash provided by operating activities totaled $68.9 million in the fourth quarter of 2013. Cash on hand at December 31, 2013, was $60.6 million, and no amount was drawn on the revolving credit facilities. Total debt at December 31, 2013, was $500.9 million, and debt net of cash was $440.3 million.

Capital expenditures during the fourth quarter totaled $40.1 million, which included $28.5 million of progress payments on the construction of new vessels. As of December 31, 2013, the Company had approximately $110.0 million of remaining capital commitments related to the construction of six vessels. Anticipated progress payments over the next two calendar years are as follows: $98.0 million in 2014, and $12.0 million in 2015. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

GulfMark Offshore, Inc.

Press Release

February 24, 2014

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Tuesday, February 25, 2014. To participate in the teleconference, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 5404134. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman

Investor Relations

E-mail:	Michael.Newman@GulfMark.com

(713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

February 24, 2014

Operating Data (unaudited)	Three Months Ended			Twelve Months Ended
(dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012

Revenue	$124,566	$121,802	$95,019	$454,604	$389,205
Direct operating expenses	55,732	55,201	51,755	217,422	198,187
Drydock expense	3,916	2,444	9,930	24,094	33,280
General and administrative expenses	13,310	13,522	16,100	54,527	54,600
Depreciation and amortization expense	17,508	16,252	15,145	63,955	59,722
(Gain) loss on sale of assets	5	(6,001)	3	(5,870)	(8,741)
Impairment charge	-	-	293	-	1,152
Operating Income	34,095	40,384	1,793	100,476	51,005

Interest expense	(7,072)	(5,106)	(5,207)	(23,821)	(23,244)
Interest income	73	34	109	202	338
Loss on extinguishment of debt	-	-	(550)	-	(4,378)
Foreign currency gain (loss) and other	(255)	(598)	(1,307)	(1,289)	(1,779)
Income (loss) before income taxes	26,841	34,714	(5,162)	75,568	21,942
Income tax benefit (provision)	(1,251)	(2,425)	273	(4,962)	(2,669)
Net Income (Loss)	$25,590	$32,289	$(4,889)	$70,606	$19,273

Diluted earnings (loss) per share	$0.97	$1.23	$(0.19)	$2.70	$0.73
Weighted average diluted common shares	26,319	26,271	26,303	26,185	26,228

Other Data
Revenue by Region (000's)
North Sea	$49,864	$51,098	$39,477	$184,287	$164,273
Southeast Asia	19,553	18,782	13,605	64,709	60,504
Americas	55,149	51,922	41,937	205,608	164,428
Total	$124,566	$121,802	$95,019	$454,604	$389,205

Rates Per Day Worked
North Sea	$21,462	$23,626	$19,848	$21,533	$20,075
Southeast Asia	15,127	15,043	14,165	14,792	14,383
Americas	22,681	22,120	18,339	21,689	17,150
Total	$20,557	$21,108	$18,098	$20,249	$17,661

Overall Utilization
North Sea	90.2%	92.0%	84.5%	90.1%	89.6%
Southeast Asia	91.0%	87.8%	70.4%	77.3%	79.4%
Americas	95.1%	89.6%	83.4%	91.2%	82.5%
Total	92.3%	90.0%	80.9%	87.7%	84.2%

Average Owned Vessels
North Sea	27.6	25.6	24.7	25.8	24.2
Southeast Asia	16.0	16.0	15.3	16.0	14.9
Americas	28.0	28.7	29.7	28.7	31.9
Total	71.6	70.2	69.7	70.5	71.0

Drydock Days
North Sea	41	47	64	212	185
Southeast Asia	-	-	39	210	135
Americas	13	62	80	281	407
Total	54	109	183	703	727
		-
Drydock Expenditures (000's)	$3,916	$2,444	$9,930	$24,094	$33,280

GulfMark Offshore, Inc.

Press Release

February 24, 2014

Summary Financial Data (unaudited)	As of, or Three Months Ended			As of, or Twelve Months Ended
(dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Balance Sheet Data
Cash and cash equivalents	$60,566	$38,177	$185,175	$60,566	$185,175
Working capital	116,548	117,863	224,837	116,548	224,837
Vessels, equipment and other fixed assets, net	1,316,838	1,281,217	1,136,360	1,316,838	1,136,360
Construction in progress	177,773	172,531	169,429	177,773	169,429
Total assets	1,773,292	1,734,924	1,745,674	1,773,292	1,745,674
Long-term debt (1)	500,864	500,898	500,999	500,864	500,999
Shareholders' equity (2)	1,063,341	1,035,494	1,027,882	1,063,341	1,027,882

(1)  Current portion of long-term debt included in working capital.

(2) The December 31, 2013 amount was corrected from the press release issued February 24, 2014.

Cash Flow Data
Cash provided by operating activities	$68,908	$45,583	$37,571	$126,702	$102,736
Cash flow used in investing activities	(40,133)	(74,387)	(81,448)	(210,069)	(198,764)
Cash flow provided by (used in) financing activities	(6,591)	(6,377)	79,253	(39,598)	150,604

Forward Contract Cover	2014	2013
North Sea	68%	57%
Southeast Asia	35%	33%
Americas	47%	48%
Total	53%	48%

Forward Contract Cover	2015	2014
North Sea	31%	36%
Southeast Asia	2%	15%
Americas	19%	24%
Total	20%	27%

Reconciliation of Non-GAAP Measures: Year Ended December 31, 2013

(dollars in millions, except per share data)	Operating Income	Interest Expense	Other Expense	Tax Provision (Benefit)	Net Income (Loss)	Diluted EPS
Before Special Items	$97.0	$(23.8)	$(1.1)	$(5.8)	$66.3	$2.54
Gain on Sale of Vessel	5.9	-	-	-	5.9	0.23
Charges Related to Debt Refinancing	-	-	-	-	-	-
Previous CEO Retirement Compensation	(2.4)	-	-	0.8	(1.6)	(0.06)
Brazilian Foreign Currency Loss	-	-	-	-	-	-
U.S. GAAP	$100.5	$(23.8)	$(1.1)	$(5.0)	70.6	$2.70

Reconciliation of Non-GAAP Measures: Year Ended December 31, 2012

(dollars in millions, except per share data)	Operating Income	Interest Expense	Other Expense	Tax Provision Benefit (Provision)	Net Income	Diluted EPS
Before Special Items	$43.5	$(19.7)	$(0.3)	$(2.8)	$20.7	$0.79
Gain on Sale of Vessel	8.7	-	-	(3.2)	5.5	0.20
Charges Related to Debt Refinancing	-	(3.5)	(4.4)	3.2	(4.7)	(0.18)
Impairment Charge	(1.2)	-	-	-	(1.2)	(0.04)
Brazilian Foreign Currency Loss	-	-	(1.1)	0.1	(1.0)	(0.04)
U.S. GAAP	$51.0	$(23.2)	$(5.8)	$(2.7)	19.3	$0.73

GulfMark Offshore, Inc.

Press Release

February 24, 2014

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of October 22, 2013	28	16	28	72
Newbuild Deliveries/Additions	2	-	-	2
Sales & Dispositions	-	-	-	-
Intercompany Relocations	-	-	-	-
Owned Vessels as of February 24, 2014	30	16	28	74
Managed Vessels	6	-	-	6
Total Fleet as of February 24, 2014	36	16	28	80